Exhibit 10


Amendments to the Marsh & McLennan Supplemental Retirement Plan
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The Marsh & McLennan Supplemental Retirement Plan was amended in two regards effective as of January 1, 2003. First, the early retirement benefit reduction for a participant whose employment with the Corporation or a participating subsidiary terminates prior to the participant qualifying for early retirement (age 55 or later with 5 years of service) was increased. For benefits the participant accrues on or after January 1, 2003, the reduction will be 6% per year for each year between the participant's benefit commencement date and the first of the month on or next following the participant's 65th birthday. Second, the Plan is no longer obligated to fund benefits through the purchase of annuities. Any benefits which are not already funded by annuities purchased for benefits accrued prior to January 1, 2003, will be payable at benefit commencement from the general assets of the Corporation.